Exhibit 10.7

Resolutions of the Compensation Committee of Danaher Corporation

Re: Philip W. Knisely Stock Options

WHEREAS, the following options to purchase shares of Danaher common stock have previously been granted to Philip W. Knisely under Danaher’s 1998 Stock Option Plan (the “Plan”): 150,000 stock options with a grant date of March 4, 2003; 150,000 stock options with a grant date of June 27, 2003; 150,000 stock options with a grant date of September 26, 2003; and 78,580 stock options with a grant date of February 23, 2006 (collectively, the “Options”); and

WHEREAS, the 1998 Stock Option Plan provides that upon termination of employment (for any reason other than death, Disability, Retirement or Gross Misconduct (each as defined in the Plan)) any options that are exercisable as of the termination date remain exercisable until the earlier of the 90th day after termination or the expiration of the option term, and the Compensation Committee of Danaher’s Board of Directors desires to amend the terms of the Options to replace the 90-day post-termination exercise period referred to above with a post-termination exercise period of 180 days.

NOW THEREFORE, BE IT RESOLVED, that the terms of the Options are hereby amended to provide that upon Mr. Knisely’s termination of employment (for any reason other than death, Disability, Retirement or Gross Misconduct (each as defined in the Plan)), with respect to any Options that are exercisable as of such termination date, such Options shall remain exercisable until the earlier of 180 days after termination of employment or the expiration of the applicable Option term (subject to the Plan provisions relating to compliance with post-employment covenants).